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                                                                    EXHIBIT 99.1

Wholetree.com Files Bankruptcy Petition

COLORADO SPRINGS, Colo., Feb. 8 /PRNewswire/ -- Wholetree.com, Inc., a provider of technology that enables multilingual and multi-cultural global business transactions over the Internet, and a wholly-owned subsidiary of LanguageWare.net Ltd. (OTC Bulletin Board: LWNTF - news, LWNUF - news), announced today that it has filed a voluntary petition under Chapter 7 of the U.S. Bankruptcy Code in the District of Colorado. A Chapter 7 filing involves the liquidation of the company's assets by a trustee. Additionally, the board of directors of LanguageWare.net has authorized the filing of a liquidation application under Israeli law on the grounds of insolvency. Management expects the appropriate filings in Israel to be completed by February 15, 2001 to commence the liquidation proceeding. The proceeding under Israeli law will involve the liquidation of the company's assets by a trustee.

As previously announced, LanguageWare.net and its U.S. subsidiary lack sufficient capital to fully meet their financial obligations to creditors and to remain operating. LanguageWare.net has exhaustively explored merger and acquisition partners as a source of capital or to acquire the assets of the company and its subsidiaries. Despite significant effort, the company has not been successful in obtaining additional investments or in finding a buyer for the company or its assets.

Portions of this press release contain historical information and forward-looking statements. Statements looking forward in time are included pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks and the Company's actual results in future periods may be materially different from any future performance suggested herein.

SOURCE: LanguageWare.net Ltd.